 Exhibit (n)

Ernst & Young LLP 1775 Tysons Boulevard Tysons, VA 22102	Tel: +1 703 747 1000 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in Post-Effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-264983), related Prospectus, and Statement of Additional Information, as applicable, of Carlyle AlpInvest Private Markets Fund for the registration of up to $1,000,000,000 of its common shares and to the incorporation by reference therein of our report dated May 30, 2024, with respect to the consolidated financial statements of Carlyle AlpInvest Private Markets Fund included in its annual report for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA

July 26, 2024